EXHIBIT 99.1

For Immediate Release                                              Contacts:
Monday, Sept. 18, 2006                              Patrick Walsh, EVP & CFO
                                                Kate Snedeker, Media Contact
                                                                317.266.0100

            EMMIS ANNOUNCES INTENT TO DECLARE SPECIAL CASH DIVIDEND

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) announced today that its Board of Directors authorized Emmis management to take the necessary steps to enable the Board to declare a special cash dividend of $4 per share payable pro rata to all holders of the Company's common stock. Assuming certain conditions are satisfied, the special dividend is expected to be paid before the end of November.

"The Board decided that this special dividend - the first-ever for Emmis - would reward all of its common shareholders while at the same time establish an appropriate capital structure for Emmis to achieve its strategies," Emmis Chairman and CEO Jeff Smulyan said. "This action demonstrates the Board's confidence in Emmis' financial discipline, while allowing all shareholders to benefit from overachieving the expected sale price for our television stations. Coupled with last year's Dutch auction tender, we will have returned almost $550 million to shareholders in the last eighteen months."

During its Friday, Sept. 15, 2006 meeting, the Emmis Board authorized management to take steps to implement the special dividend and indicated its intent to formally declare the special dividend subject to (i) satisfying applicable legal standards, (ii) obtaining the necessary financing on terms and conditions acceptable to the Board, (iii) establishment by the Board of the record date and payment date in accordance with applicable Nasdaq Stock Market requirements and (iv) final Board approval.

The company currently has approximately 37.3 million shares outstanding, including Class A and Class B common stock.

Also, Emmis announced today that its subsidiary, Emmis Operating Company, intends to commence an offer to purchase, at par value, all of the outstanding 6?% Senior Subordinated Notes due 2012 pursuant to an asset sale offer required under the indenture for a portion of the Notes and a tender offer for the balance of the Notes with a consent solicitation. The terms and conditions of the offers and solicitation will be set forth in an Offer to Purchase and Consent Solicitation Statement, which is expected to be distributed later this week. The payment of the special dividend will not be conditioned on the results of the asset sale offer, the tender offer or the consent solicitation. This news release is neither an offer to purchase nor a solicitation of an offer to purchase the Notes. The offers and consent solicitation will be made only by reference to the Offer to Purchase and Consent Solicitation Statement.

EMMIS COMMUNICATIONS -- GREAT MEDIA, GREAT PEOPLE, GREAT SERVICE(R)
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation's largest markets of New York, Los Angeles and Chicago, as

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                                                                  EXHIBIT 99.1


well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has sold 14 of them. Emmis owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.


NOTE: CERTAIN STATEMENTS INCLUDED IN THIS RELEASE WHICH ARE NOT STATEMENTS OF HISTORICAL FACT, INCLUDING BUT NOT LIMITED TO THOSE IDENTIFIED WITH THE WORDS "EXPECT," "WILL" OR "LOOK" ARE INTENDED TO BE, AND ARE, BY THIS NOTE, IDENTIFIED AS "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF EMMIS TO BE MATERIALLY DIFFERENT FROM ANY
FUTURE RESULT, PERFORMANCE OR ACHIEVEMENT EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENT. SUCH FACTORS INCLUDE, AMONG OTHERS:

     o    MATERIAL  ADVERSE  CHANGES IN ECONOMIC  CONDITIONS IN THE MARKETS OF
          EMMIS;

     o THE ABILITY OF EMMIS' STATIONS AND MAGAZINES TO ATTRACT AND RETAIN ADVERTISERS;

     o    LOSS OF KEY PERSONNEL;

     o THE ABILITY OF EMMIS' STATIONS TO ATTRACT QUALITY PROGRAMMING AND ITS MAGAZINES TO ATTRACT GOOD EDITORS, WRITERS AND PHOTOGRAPHERS;

     o UNCERTAINTY AS TO THE ABILITY OF EMMIS' STATIONS TO INCREASE OR SUSTAIN AUDIENCE SHARE FOR THEIR PROGRAMS AND EMMIS' MAGAZINES TO INCREASE OR SUSTAIN SUBSCRIBER DEMAND;

     o    COMPETITION   FROM  OTHER  MEDIA  AND  THE  IMPACT  OF   SIGNIFICANT
          COMPETITION FOR ADVERTISING REVENUES FROM OTHER MEDIA;

     o    FUTURE  REGULATORY  ACTIONS AND CONDITIONS IN THE OPERATING AREAS OF
          EMMIS;

     o THE NECESSITY FOR ADDITIONAL CAPITAL EXPENDITURES AND WHETHER EMMIS' PROGRAMMING AND OTHER EXPENSES INCREASE AT A RATE FASTER THAN EXPECTED;

     o INCREASINGLY HOSTILE REACTION OF VARIOUS INDIVIDUALS AND GROUPS, INCLUDING THE GOVERNMENT, TO CERTAIN CONTENT BROADCAST ON RADIO AND TELEVISION STATIONS IN THE UNITED STATES;

     o    FINANCIAL   COMMUNITY  AND  RATING  AGENCY   PERCEPTIONS  OF  EMMIS'
          BUSINESS, OPERATIONS AND FINANCIAL CONDITION AND THE INDUSTRY IN WHICH IT OPERATES;

     o THE EFFECTS OF TERRORIST ATTACKS, POLITICAL INSTABILITY, WAR AND OTHER SIGNIFICANT EVENTS;

     o    RAPID CHANGES IN TECHNOLOGY AND STANDARDS IN EMMIS' INDUSTRY;

     o WHETHER PENDING TRANSACTIONS, IF ANY, OR ANY OF THE TRANSACTIONS DESCRIBED ABOVE ARE COMPLETED ON THE TERMS AND AT THE TIMES SET FORTH, IF AT ALL; AND

     o OTHER RISKS AND UNCERTAINTIES INHERENT IN THE RADIO BROADCASTING AND MAGAZINE PUBLISHING BUSINESSES.

EMMIS DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS BECAUSE OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.